Exhibit 99.1

September 28, 2012

PDC Energy Announces Upsizing and Pricing of 7 3/4% Senior Notes Offering

DENVER, September 28, 2012: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today announced that it has priced an offering of $500 million aggregate principal amount of 7 3/4% senior unsecured notes due 2022. The size of the offering represents an increase of $100 million in aggregate principal amount relative to the amount previously announced. The offering is expected to close on October 3, 2012, subject to customary closing conditions. PDC intends to use the net proceeds of the offering to redeem its 12% senior notes due 2018, to repay certain other indebtedness and for general corporate purposes.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities. The notes will be offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in reliance on Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release other than statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions are subject to a wide range of business risks and uncertainties, including the risk that the proposed transaction may not occur. There is no assurance that management’s assumptions and expectations will be realized. Information regarding risks and uncertainties that may affect the Company’s operations and the forward-looking statements made herein is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

CONTACTS:	Ron Wirth
Director Investor Relations
303-860-5830
ron.wirth@pdce.com

Marti Dowling
Investor Relations Manager
303-831-3926
marti.dowling@pdce.com